                                                               EXHIBIT NO. 11.01

                   OCCUPATIONAL HEALTH + REHABILITATION INC
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT  PER SHARE DATA)
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                                                      1998           1997           1998        1997
                                                                      ----           ----           ----        ----

EARNINGS PER COMMON SHARE - BASIC
    Weighted average common stock outstanding
         during the period................................         1,478,977       1,571,979     1,478,977     1,569,203
                                                                  ==========      ==========    ==========    ==========

      Net Loss............................................        $      (96)     $     (368)   $     (291)   $   (1,022)
    Less: Accretion of preferred stock redemption
          Value...........................................                (4)             (4)           (8)           (9)
                                                                  ----------      ----------    ----------    ----------

    Net loss available to common stock....................        $     (100)     $     (372)   $     (299)   $  (1,031)
                                                                  ==========      ==========    ==========    =========

    Net loss per share - basic............................        $    (0.07)     $    (0.24)   $    (0.20)   $    (0.66)
                                                                  ==========      ==========    ==========    ==========


EARNINGS PER COMMON SHARE - DILUTED
    Weighted average common stock outstanding
          during the period...............................         1,478,977       1,571,979     1,478,977     1,569,203
    Plus: Incremental shares from assumed conversions
          Series A preferred stock........................         1,416,667       1,416,667     1,416,667     1,416,667
          Convertible subordinated debt...................            25,000          25,000        25,000        16,436
                                                                  ----------      ----------    ----------    ----------

    Adjusted weighted average shares......................         2,920,644       3,013,646     2,920,644     3,002,306
                                                                  ==========      ==========    ==========    ==========

    Net loss..............................................        $      (96)     $     (372)   $     (291)   $  (1,031)

Plus: Interest expense on convertible subordinated debt...                 3               3             6            4
Less: Accretion on preferred stock redemption value.......                (4)                           (8)
                                                                  ----------      ----------    ----------    ----------

Net loss available to common stock.......................         $      (97)     $     (369)   $     (293)   $   (1,027)
                                                                  ==========      ==========    ==========    ==========

Net loss per share - diluted..............................        $    (0.03)     $    (0.12)   $    (0.10)   $    (0.34)
                                                                  ==========      ==========    ==========    ==========


NOTES: THE EFFECT OF OPTIONS AND WARRANTS IS NOT CONSIDERED AS IT WOULD BE ANTIDILUTIVE.